FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Hastings Street Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)
4	FID GROWTH & INCOME II	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	200	$3,800	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
2	FIDELITY FIFTY FUND	18-Aug-04	24-Aug-04	Google, Inc.	19,605,052	$1,666,429,420	$85.00	23,900	$2,031,500	Morgan Stanley and Co. Inc.	CFSB
2	FIDELITY FIFTY FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	900	$17,100	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.